Exhibit 99.1

Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone
65.6880.9580 fax
www.kns.com

Kulicke & Soffa Appoints Chin Hu Lim as Independent Board Member

Singapore – December 8, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) announces the appointment of Chin Hu Lim to its Board of Directors.  In addition, Mr. Lim will serve on the Company’s Management Development & Compensation Committee.

Mr. Lim has over 28 years of experience in the information and communication industries. He currently serves as the Managing Partner of Stream Global Venture Catalyst Pte Ltd., a venture fund providing seed funding for start-up companies in the social media and interactive digital media space.  He previously served as Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecom Group, and earlier served as Chief Executive Officer of Frontline Pte Ltd., a Singapore exchange listed company with operations in Asia Pacific, South East Asia, China and India. Mr. Lim has also held various sales, marketing and management positions with Sun Microsystems and Hewlett-Packard.

Mr. Lim has served as a council member of the Singapore Infocomm Technology Federation, the IT Standards Committee and the National Infocomm Manpower Council.  He was also a board member of the Infocomm Development Authority of Singapore.  Mr. Lim is currently a board member for the Changi General Hospital and G-Able (Thailand) Ltd., a leading information technology services company in Thailand.

Mr. Lim holds a Bachelor of Electronics & Computer Science degree from La Trobe University, Melbourne, Australia and a Diploma in Electrical and Electronics Engineering from Ngee Ann Polytechnic, Singapore.

MacDonell Roehm, Chairman of the K&S Board of Directors, said, “The addition of Mr. Lim, with his expertise in the information and communication industries, finance and Asian markets, will make him a valued contributor to the K&S Board and management as we continue to evaluate new opportunities to further expand and grow our business.”

Mr. Lim said, “I am delighted to join the Board of K&S, a technology leader with a proud history of innovation, at this exciting time for the Company.  I look forward to working with the Board and management to contribute towards the Company’s continued development in new markets.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P:+1-914-337-8801
klic@globalirpartners.com